SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                               FORM 15

Certification and Notice of Termination of Registration under Section
12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
File Reports Under Section 13 and 15(d) of the Securities Exchange
Act
of 1934.

                    COMMISSION FILE NUMBER             0-15034


                       LOGICON GEODYNAMICS, INC.

        (Exact name of registrant as specified in its charter)

                   21171 WESTERN AVENUE, SUITE 110
                     TORRANCE, CALIFORNIA 90501
                           (310) 782-7277

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                COMMON STOCK NO PAR VALUE PER SHARE

    (Title of each class of Securities covered by this Form)


                         NONE

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule Provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)    [ X ]     Rule 12h-3(b) (1) (I)   [ X ]

Rule 12g-4(a) (1) (ii)   [   ]     Rule 12h-3 (b) (1) (ii  [   ]

Rule 12g-4(a) (2) (i)    [   ]     Rule 12h-3 (b) (2) (i)  [   ]

Rule 12g-4(a) (2) (ii)   [   ]     Rule 12h-3 (b) (2) (ii) [   ]

Rule 12h-3(b) (1) (i)    [   ]     Rule 15d-6              [   ]















Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934 Logicon Geodynamics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:     March 29, 1996           By:

                                   RALPH L. WEBSTER




                                   RALPH L. WEBSTER
                                   VICE PRESIDENT